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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  JANUARY 15, 1997



                           CROSS TIMBERS OIL COMPANY
            (Exact name of registrant as specified in its charter)



         DELAWARE                    1-10662                     75-2347769
(State or other jurisdiction  (Commission File Number)         (IRS Employer
      of incorporation)                                      Identification No.)



    810 HOUSTON STREET, SUITE 2000, FORT WORTH, TEXAS             76102
         (Address of principal executive offices)               (Zip Code)



                                (817) 870-2800
             (Registrant's telephone number, including area code)
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ITEM 5.  OTHER EVENTS.

Purchase of Cross Timbers Royalty Trust Units

         On January 15, 1997, Cross Timbers Oil Company, a Delaware corporation ("the Company"), announced the completion of its previously announced program to purchase one million units of beneficial interest ("Units") in Cross Timbers Royalty Trust (NYSE-CRT). The Company's Board of Directors has also authorized the purchase of up to one million additional Units from time to time in open market or privately negotiated transactions. The purchase of Units will depend on availability, oil and gas prices and general market conditions, and will be funded by bank or margin debt and cash flow from operations. Cross Timbers Royalty Trust currently has six million Units outstanding.

Results of Note Redemption

         On January 21, 1997, the Company announced the results of its redemption notice for its remaining 5-1/4% Convertible Subordinated Notes due November 1, 2003 ("Notes"). Of the $31,274,000 principal amount of Notes called for redemption on December 20, 1996, 99.8% were converted into the Company's common stock. Payments to noteholders not converting totaled $62,000, including premium payments, interest due and cash-in-lieu of fractional shares. Notes totaling $31,216,000 were converted into 1,349,839 shares of common stock, bringing outstanding shares to approximately 18.4 million. As a result of this redemption, there are no remaining Notes outstanding.

Preliminary Estimates of Fourth Quarter 1996 Earnings and Cash Flow

         On January 24, 1997, the Company disclosed at a meeting of securities analysts that it expects fourth quarter 1996 earnings to substantially exceed analysts' estimates. The Company expects earnings available to common stock for the quarter to be at least $8 million, or 48 cents primary earnings per share. The average estimate of earnings per share published by Zack's Investment Research and First Call Corporate Monitor is 44 cents. Cash flow from operations, before changes in working capital, is expected to exceed $25 million or $1.50 per primary share. The Company's earnings and cash flow estimates are preliminary and subject to audit. Final results will be released on February 20, 1997.

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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CROSS TIMBERS OIL COMPANY


Date: February 4, 1997        By: /s/ LOUIS G. BALDWIN
                                  ---------------------------
                                    Louis G. Baldwin
                                    Senior Vice President and
                                     Chief Financial Officer

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